FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-167764 and No. 333-167764-01
September 14, 2011

NEW ISSUE CMBS: $1,492MM MORGAN STANLEY CAPITAL I SERIES 2011-C3 (MSC 2011-C3)
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

PUBLICLY OFFERED CERTIFICATES
PRIN	LAUNCH	TARGET
CLASS	DBRS/MOODY'S	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	SPREAD	$
A-1	AAA(sf)/Aaa(sf)	85.448	30.000	2.6	1-56	+115	101
A-2	AAA(sf)/Aaa(sf)	448.881	30.000	4.8	56-59	+185	101
A-3	AAA(sf)/Aaa(sf)	219.010	30.000	7.6	59-116	+210	101
A-4	AAA(sf)/Aaa(sf)	291.053	30.000	9.7	116-117	+185	101

PRIVATELY  OFFERED CERTIFICATES (144A)
A-J	AAA (sf)/Aaa(sf)	162.253	19.125		*** not available***
B	AA(sf)/Aa2(sf)	69.005	14.500	9.86	118-118	+425
C	A(sf)/A2(sf)	44.760	11.500	9.86	118-118	+525
D	BBB(high)(sf)/Baa1(sf)	31.704	9.375	9.86	118-118	+600
E	BBB(low)(sf)/Baa3(sf)	54.085	5.750	9.93	118-119	+700

EXPECTED CLOSING:    : ON OR ABOUT OCT 5TH

A copy of the Transaction Free Writing Prospectus, dated September 2, 2011, describing the Publicly Offered Certificates, the Mortgage Loans, certain associated risks of an investment in the Publicly Offered Certificates, and other related matters is available at http://sec.gov/Archives/edgar/data/762153/000152153611000188/q1100144_fwp-msmc.htm.
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.

This information was prepared by Morgan Stanley (MS) sales and trading personnel for institutional investors. It is NOT: a research report; independent or impartial; a personal recommendation or investment advice (or a basis for considering MS to be a fiduciary or municipal or other type of advisor); tax, legal or accounting advice; a solicitation or offer to buy/sell any financial instrument; or an official confirm. The views of the author may differ from those of others at MS (including Research). MS may engage in conflicting activities, including principal trading before or after sending these views, market making, lending and the provision of investment banking or other services related to instruments/issuers mentioned. Information/opinions are: based upon sources believed to be reliable (but no representation of accuracy or completeness is made); likely to change without notice; for information purposes only; and considered proprietary. Any price levels are indicative only and not intended for use by third parties. MS disclaims any liability with respect to this information. Subject to additional terms at http://www.morganstanley.com/disclaimers; by messaging with MS you consent to the foregoing.

Prepared by sales/trading for institutional investors. NOT: a research report; independent/impartial; a recommendation; investment, tax, legal or accounting advice; a basis to consider MS a fiduciary/municipal or other advisor; an offer to buy/sell; or an official confirm. MS may hold differing views/engage in conflicting activities (incl principal trading before/after sending, market making, lending and advising issuers) related to instruments/issuers mentioned. Based on sources believed to be reliable but no representation of accuracy/ completeness is made; likely to change without notice. Subject to terms at www.morganstanley.com/disclaimers; by messaging with MS you consent to the foregoing.

This information was prepared by Morgan Stanley (MS) sales and trading personnel for institutional investors. It is NOT: a research report; independent or impartial; a personal recommendation or investment advice (or a basis for considering MS to be a fiduciary or municipal or other type of advisor); tax, legal or accounting advice; a solicitation or offer to buy/sell any financial instrument; or an official confirm. The views of the author may differ from those of others at MS (including Research). MS may engage in conflicting activities, including principal trading before or after sending these views, market making, lending and the provision of investment banking or other services related to instruments/issuers mentioned. Information/opinions are: based upon sources believed to be reliable (but no representation of accuracy or completeness is made); likely to change without notice; for information purposes only; and considered proprietary. Any price levels are indicative only and not intended for use by third parties. MS disclaims any liability with respect to this information. Subject to additional terms at http://www.morganstanley.com/disclaimers; by messaging with MS you consent to the foregoing.